Exhibit 99.1

Hittite Microwave Corporation Reports Financial Results for the First Quarter of 2010

CHELMSFORD, Mass.--(BUSINESS WIRE)--April 22, 2010--Hittite Microwave Corporation (NASDAQ:HITT) today reported revenue for the first quarter ended March 31, 2010 of $54.2 million, representing an increase of 41.9% compared with $38.2 million for the first quarter of 2009 and an increase of 24.1% compared with $43.7 million for the fourth quarter of 2009. Net income for the quarter was $16.1 million, or $0.54 per diluted share, an increase of 58.3% compared with $10.2 million, or $0.34 per diluted share, for the first quarter of 2009, and an increase of 20.1% compared with $13.4 million, or $0.45 per diluted share, for the fourth quarter of 2009.

“Q1 was a solid start to the year,” said Stephen Daly, Chairman and CEO. “In addition to our strong financial results, we launched 32 new and innovative products including one new product line. These and our other recently introduced new products will help us to build on our competitive advantage in the markets we serve.”

For the first quarter of 2010, revenue from customers in the United States was $24.0 million, or 44.3% of the company’s total revenue, and revenue from customers outside the United States was $30.2 million, or 55.7% of total revenue. Gross margin was 73.4% for the first quarter as compared with 71.5% for the first quarter of 2009 and 74.8% for the fourth quarter of 2009. Operating income for the first quarter was $25.1 million, or 46.3% of revenue. Total cash and cash equivalents at the end of the first quarter of 2010 was $238.2 million, an increase of $17.7 million for the quarter.

Business Outlook

The company expects revenue for the second quarter ending June 30, 2010 to be in the range of $58.0 million to $60.0 million and net income to be in the range of $17.0 million to $18.0 million, or $0.57 to $0.60 per diluted share.

Webcast and Taped Replay

The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investors page of the Hittite Microwave web site at www.hittite.com and click on the webcast link located under News & Events. A telephonic replay of the call also will be available for one week after the live call by dialing (303) 590-3030, access code 4279362. Following the call, a webcast replay will also be available by visiting the Investors page at www.hittite.com.

About Hittite Microwave Corporation

Hittite Microwave is an innovative designer and developer of high-performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding radio frequency, or RF, microwave and millimeterwave applications. Products include amplifiers, attenuators, data converters, dielectric resonator oscillators, filters-tunable, frequency dividers and detectors, frequency multipliers, high speed comparators, high speed digital logic, interface, limiting amplifiers, mixers and converters, modulators and demodulators, oscillators, passives, phase lock loops (PLL), PLL with integrated VCOs, phase shifters, power conditioners, power detectors, sensors, switches, synthesizers, transimpedance amplifiers and variable gain amplifiers. Hittite's products are used in a variety of applications and end markets including automotive, broadband, cellular infrastructure, fiber optic, microwave and millimeterwave communications, military, space, and test and measurement. The company utilizes radio frequency integrated circuits (RFIC), monolithic microwave integrated circuits (MMIC), multi-chip modules (MCM) and microwave integrated circuit (MIC) technologies. The company is headquartered in Chelmsford, MA.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of macro-economic conditions on demand for our products; our ability to effectively manage our costs and expenses in response to fluctuations in our growth rate; market acceptance of our new products; our ability accurately to assess end market requirements; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; risks related to our dependence on third-party suppliers; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; the possibility that intellectual property claims initiated by or against us could be costly or have adverse outcomes; and other risks and uncertainties that are discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission.

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)
	March 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$238,200	$220,477
Accounts receivable, net	25,381	17,886
Inventories	20,680	19,564
Deferred costs	138	114
Prepaid expenses and other current assets	1,800	1,450
Deferred taxes	8,582	7,946
Total current assets	294,781	267,437
Property and equipment, net	23,262	19,933
Other assets	4,847	5,323
Total assets	$322,890	$292,693

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,156	$1,632
Accrued expenses	8,078	6,208
Income taxes payable	6,088	209
Deferred revenue and customer advances	4,539	4,016
Total current liabilities	23,861	12,065
Long-term income taxes payable	6,180	5,960
Deferred taxes	228	519
Total liabilities	30,269	18,544
Total stockholders' equity	292,621	274,149
Total liabilities and stockholders' equity	$322,890	$292,693

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations (unaudited)
(In thousands except per-share data)
	Three Months Ended March 31,
	2010	2009

Revenue	$54,193	$38,195
Cost of revenue	14,421	10,869
Gross profit	39,772	27,326
	73.4%	71.5%
Operating expenses:
Research and development	6,952	6,032
Sales and marketing	4,621	3,399
General and administrative	3,102	2,198
Total operating expenses	14,675	11,629
Income from operations	25,097	15,697
	46.3%	41.1%

Interest and other income (expense), net	(25)	126
Income before income taxes	25,072	15,823
Provision for income taxes	8,953	5,638
Net income	$16,119	$10,185

Earnings per share:
Basic	$0.55	$0.35
Diluted	$0.54	$0.34

Weighted Average Shares Outstanding:
Basic	29,297	29,322
Diluted	29,874	29,683

CONTACT:
Hittite Microwave Corporation
William W. Boecke, V.P. and Chief Financial Officer, 978-250-3343